UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2018

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road

Building III, Suite 200

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 961-1891

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2018, Savara Inc. (“Savara”) entered into an amendment (the “Second Amendment”) to the Loan and Security Agreement dated April 28, 2017 (the “Loan Agreement”) between Savara and its Aravas Inc. subsidiary, as co-borrowers, and Silicon Valley Bank, as lender (“SVB”), as amended by the First Amendment to Loan and Security Agreement dated October 31, 2017.

The Loan Agreement, as amended by the Second Amendment (the “Amended Loan Agreement”), provides for a $45.0 million term loan facility. The loans are to be made available to Savara as follows: (i) $25.0 million is available upon the effectiveness of the Second Amendment, of which $15.0 million will be used to refinance the amount currently outstanding under the loan facility (the “Tranche A Loan”), and (ii) $20.0 million is to be made available upon request of Savara prior to September 30, 2019, subject to certain conditions (the “Tranche B Loan”).

Pursuant to the Amended Loan Agreement, any loan Savara draws is now payable as interest-only through October 31, 2020 and thereafter in equal monthly installments of principal plus interest over 24 months. The loans bear interest at the prime rate reported in The Wall Street Journal, plus a spread of 3.00%. Savara is also obligated to pay customary closing fees and a final payment of 6.0% of the aggregate principal amount of the loans advanced under the facility. The final payment and all outstanding principal and accrued and unpaid interest under the facility is due and payable on November 1, 2022.

The Amended Loan Agreement provides that following a drawdown of the Tranche B Loan, if Savara’s market capitalization falls below $200.0 million for five consecutive trading days, it will be required to provide cash collateral equal to the lesser of (i) the outstanding balance under the facility, or (ii) $20.0 million. Such collateral shall be released once Savara’s market capitalization has exceeded $300.0 million for five consecutive trading days.

In connection with the funding of the Tranche A Loan, Savara will issue warrants (the “SVB Warrants”) to SVB and its affiliate Life Science Loans II, LLC (“Life Science”), pursuant to which SVB and Life Science may each purchase up to 5,666 shares of Savara’s common stock, par value $0.001 per share (the “Common Stock”), subject to adjustment in accordance with the terms of the SVB Warrants, for a per share exercise price of $8.824. The foregoing description of the SVB Warrants is qualified in its entirety by reference to the full text of the SVB Warrants which Savara plans to file with its Form 10-K for the period ended December 31, 2018.

Upon the funding of the Tranche B Loan, if applicable, Savara will issue warrants to SVB and Life Science in substantially the same form as the SVB Warrants to purchase up to an aggregate number of shares of Common Stock equal to 1.0% of the funded amount divided by an exercise price equal to the lesser of (i) the average price per share of the Common Stock over the ten trading days preceding the funding date or (ii) the closing price of the Common Stock the day prior to the funding date.

Upon the entry into the Second Amendment, Savara was required to pay SVB a fee of $0.6 million related to the refinancing of the amount outstanding under the loan facility.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which Savara plans to file with its Form 10-K for the year ended December 31, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2018		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer